Exhibit 10.13

01/07/24

Timothy Broadfoot

29 Yarrabung Road

St. Ives NSW 2075

Dear Tim,

Employment offer with SharonAI Pty Ltd (ACN 645 215 194) (Employer)

We are delighted to make you an offer of employment.

This letter sets out particulars of our offer of employment. If you accept this offer of employment your employment contract (Contract) will be set out in:

1.	the terms of this letter;

2.	the terms of employment (Terms), a copy of which is attached.

Please consider the terms of this letter and the attached document very carefully. The proposed Terms contain various undertakings on your part with respect to confidential information and post-termination conduct, in the event that your employment with us ends. Accordingly, it is important that you take the time required to carefully read all the documents and take independent legal advice if there is any aspect that is unclear to you.

Whilst you will be employed by SharonAI Pty Ltd, SharonAI Pty Ltd’s parent company SharonAI Inc has agreed to guarantee particular obligations of SharonAI Pty Ltd in respect of your employment and accordingly, Sharon AI Inc is a party to this Contract to the extent of the guarantee provided.

Should you wish to accept this offer of employment, you must:

(a)	initial each page of the Terms;

(b)	sign a counterpart of this letter where indicated; and

(c)	deliver the initialled Terms and the counterpart signed copy of this letter to us within 7 days of the date of this letter.

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The particulars of our offer of employment are as follows:

1.	Job title/role	You are employed as Chief Financial Officer, on a part time basis.
2.	Commencement date	The commencement date for your employment was 01/07/24.
3.	Job description	Your duties will include the duties set out in your Job Description and other such duties determined by the Employer from time to time.
4.	Supervisor	You will report to the Chief Executive Officer however the Employer may vary reporting lines at its discretion.
5.	Remuneration	You will be paid an annual base salary of $200,000.00 (Annual Salary). Subject to the Terms, this is the total remuneration paid to you.
6.	Review of Annual Salary

The Annual Salary may be reviewed on the occurrence of a Listing Event or Liquidity Event (Review).

The Review (and any increase to the Annual Salary) is subject to several factors, including:

(a)

your performance;

(b)

the performance of the Employer; and

(c)

current market conditions.

For the avoidance of any doubt, the Employer is under no obligation to increase the Annual Salary, as part of any Review, and your Annual Salary may remain the same.

7.	Discretionary bonus scheme	You may be eligible to participate in the Employer’s discretionary bonus scheme, in accordance with the rules of that scheme, as amended from time to time (Bonus Scheme). The Bonus Scheme which may be in place from time to time may be modified or withdrawn at the sole discretion of the Employer. For the avoidance of any doubt, your participation in any Bonus Scheme does not guarantee that any bonus will be paid to you.
8.	Discretionary Offer of Shares	You may be eligible to participate in the Employer’s discretionary share scheme, in accordance with the rules of that scheme, as amended from time to time (Share Scheme). The Share Scheme which may be in place from time to time may be modified or withdrawn at the sole discretion of the Employer. For the avoidance of any doubt, your participation in any such Share Scheme does not guarantee that any shares, under the Share Scheme, will be allotted to you.
9.	Pay day	Currently on the 15th day of each month but may change from time to time.

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10.	Location of work	Your location of work is either Sydney or North Sydney, New South Wales or any other location as the Employer may require from time to time on a temporary or permanent basis. You will be allowed to work from home (WFH) in accordance with the workload and requirements of your role.
11.	Superannuation	In addition to the Annual Salary, you will receive superannuation contributions in line with the minimum compulsory contribution rate required to be paid by the Employer, in accordance with applicable legislation.
12.	Hours of work

Your hours of work are made up of 26.6 hours per week (inclusive of reasonable additional hours as are necessary for the proper performance of your duties) (Work Hours).

You are required to perform the Work three (3) days per week on Monday to Wednesday (inclusive).

You may be required to work other reasonable additional hours, in addition to the Work Hours, from time to time, including outside the abovementioned start and finish times, and days, as appropriate.

Subject to the Terms, the Annual Salary is deemed to cover payment for the overall performance of the job.

13.	Probationary period	Six (6) months commencing from the commencement date as set out in item 2 of these particulars of employment unless waived in writing by the Company. Please refer to clause 2.2 of the Terms.
14.	Annual leave & long service leave	You are entitled to statutory annual leave and long service leave entitlements.
15.	Paid personal/carers leave (including sick leave)	You are entitled to statutory personal/carers leave (including sick leave).
16.	Unpaid parental leave (including maternity leave)	You are entitled to statutory unpaid parental leave (including maternity leave).
17.	Terms and conditions	The attached terms and conditions form part of your employment contract with the Employer.

The National Employment Standards (NES) which govern the majority of employees commenced on 1 January 2010. The NES are minimum entitlements which are intended to apply to all private sector employees regardless of whether they are covered by a modern award, agreement or contract. The 10 matters covered by the NES include:

●	maximum weekly hours of work;

●	requests for flexible working arrangements;

●	parental leave;

●	annual leave;

●	personal/carer’s leave and compassionate leave;

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●	community service leave;

●	long service leave;

●	public holidays;

●	notice of termination or redundancy pay; and

●	the provision of a Fair Work Information Statement to employees.

Please find enclosed a copy of the Fair Work Information Statement. It contains information about the NES, modern awards, agreement-making, the right to freedom of association, termination of employment, individual flexibility arrangements, rights of entry, transfer of business, and the respective roles of the Fair Work Commission and the Fair Work Ombudsman.

If any term of this employment contract is less favourable to you than the National Employment Standards, the National Employment Standards will prevail over the term to the extent that the term is less favourable. However, the NES does not form part of, and are not incorporated into, these Terms.

Yours faithfully

SharonAI Pty Ltd

Encl

I hereby accept the above terms and conditions of employment with the Employer:

/s/ Tim Broadfoot
Signature	Date

SIGNED for and behalf of SHARONAI PTY LTD ACN 645 215 194 by an authorised representative:

Signature of authorised representative	Name of authorised representative (please print)

EXECUTED by SHARONAI INC by its authorised signatory:

Signature of signatory

Name of signatory (please print)

SharonAI Pty Ltd

(the Employer)

TERMS OF EMPLOYMENT

1.	Corporate Structure		1

2.	Period of Employment		1
	2.1	Letter of Offer and acceptance	1
	2.2	Probation	1
	2.3	Following probationary period	1

3.	Your Responsibilities		1
	3.1	Duties and responsibilities of Employees	1
	3.2	Job Description and job directions	2
	3.3	Operational requirements of the Employer and working conditions	2
	3.4	Other employment	2
	3.5	Confidentiality	2
	3.6	Secrecy	3
	3.7	Media and other communications	3
	3.8	Monitoring and surveillance/Information technology	3
	3.9	Pecuniary interests	3
	3.10	Ability to perform duties	4
	3.11	Work rights	4
	3.12	Medical examination	4

4.	Employee Benefits		4
	4.1	Annual leave	4
	4.2	Long service leave	5
	4.3	Paid personal/carers leave (including sick leave)	5
	4.4	Parental leave and compassionate leave	5
	4.5	Community service leave	5
	4.6	Family and domestic violence leave	6
	4.7	Public holidays	6

5.	Remuneration		6
	5.1	All entitlements included	6
	5.2	Expenses	6
	5.3	Salary sacrifice	7

6.	Ending (Terminating) the Employment		7
	6.1	By the Employee	7
	6.2	By the Employer upon giving notice	7
	6.3	By the Employer for proper cause	7
	6.4	Stand down	8
	6.5	Suspension	8
	6.6	Documents and other property of the Employer	8
	6.7	Resignation of directorships	9
	6.8	Authorised deductions	9
	6.9	Non disparagement and representations	10
	6.10	Gardening leave	10

7.	Restrictive Covenants after Termination of Employment		11
	7.1	Post termination restraint and non compete	11
	7.2	Damages for restraint	12
	7.3	Definitions	12

8.	Ownership of Intellectual Property		13
	8.1	Ownership of Intellectual Property	13
	8.2	Moral Rights	14

9.	Privacy		14

10.	Policies		14

11.	Social Media		15

12.	Survival		15

13.	Applicable Law		15

14.	Complying with Terms, Rules, Regulations and Legal Requirements		16

15.	General		16

16.	Definitions		17

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1.	Corporate Structure

SharonAI Pty Ltd (ACN 645 215 194) is the Employer. SharonAI Inc is the parent company of the Employer and guarantees particular obligations of the Employer in respect of your employment.

2.	Period of Employment

2.1	Letter of Offer and acceptance

Should you accept the offer of employment made in the Letter of Offer, your contract of employment with the Employer will comprise the Letter of Offer and these Terms. Acceptance of the employment offer made in the Letter of Offer is subject to your acceptance of these Terms.

2.2	Probation

(a)	If your initial employment is subject to a probationary period:

(1)	during the probationary period, either party may terminate these Terms by giving to the other one (1) week’s notice in writing or in the case of the Employer paying one (1) week’s wages in lieu of notice;

(2)	the Employer may extend the probationary period set out in the Letter of Offer for a reasonable period (of which you will be advised in writing).

(b)	For the avoidance of any doubt, no notice is required under clause 2.2 if the Employer terminates your employment for proper cause under clause 6.3.

2.3	Following probationary period

Following expiration of any probationary period, subject to neither party exercising the rights to terminate these Terms under clause 2.2, your employment is confirmed and may be terminated only under clause 6.

3.	Your Responsibilities

3.1	Duties and responsibilities of Employees

You must:

(a)	well and faithfully serve the Employer and use your best endeavours to promote the interest and welfare of the Employer;

(b)	preserve and enhance the goodwill, business and reputation of the Employer and any Related Entity;

(c)	comply with all laws that are relevant to the work performed under these Terms;

(d)	if required, in pursuance of your duties, undertake work not only for the Employer but also for any Related Entity, as the Employer may from time to time require; and

(e)	not bind or attempt to bind the Employer or any Related Entity to any agreement except as authorised by these Terms. You agree to indemnify the Employer or any Related Entity in respect of all unauthorised representations or agreements that you make and for which you do not have any express authority.

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3.2	Job Description and job directions

Your duties include the duties set out in your Job Description and such other duties as the Employer may require from time to time. You must carry out your duties, efficiently and diligently, in accordance with such lawful orders, instructions and directions as the Employer may from time to time reasonably and lawfully give to you.

3.3	Operational requirements of the Employer and working conditions

The Employer retains the right to change your position, your location of work, your Job Description, your duties the operational procedures of the Employer and working conditions of employees, at any time, to bring about any structural or administrative change to the business of the Employer or provide a safe and healthy work environment for employees.

3.4	Other employment

You must not engage or be concerned (either directly or indirectly and either alone or jointly) in any capacity with any Person, including employment, consultancy or agency, which is in any way related to the business of the Employer including for a Competitor, unless you first obtain the consent in writing of the Employer.

3.5	Confidentiality

(a)	You must not, during or after the period of your employment with the Employer, except in the proper course of your duties or as permitted by the Employer in writing or as required by law, use for your own benefit or gain, divulge to any person, firm, company or other organisation whatsoever, or use any trade secret or any Confidential Information belonging to the Employer including but not limited to information regarding:

(1)	the business or financial arrangements or position of the Employer or any Related Entity of the Employer;

(2)	without limiting the generality of clause 3.5(a)(1), any computer programs, templates, patterns, models or designs created by you during the course of your employment with the Employer or otherwise, technical data, trade secrets, business processes or corporate information, financial information, manuals or computer software and know-how;

(3)	details of suppliers of the Employer or any Related Entity, including details of the agreements and arrangements with suppliers;

(4)	details of Clients of the Employer or any Related Entity including client relationship details, client files and client lists;

(5)	any of the dealings, transactions or affairs of the Employer or any Related Entity of the Employer.

(b)	You must, during and following the period of your employment with the Employer, use your best endeavours to prevent the publication, use or disclosure of any such trade secret or Confidential Information.

(c)	Any Confidential Information which is disclosed by you in accordance with these Terms, must only be done to the limited extent it is necessary, to Persons who:

(1)	have been approved by the Employer, to receive such information;

(2)	are aware and agree that the Confidential Information must be kept confidential; and

(3)	sign and agree to be bound by the terms of any confidentiality agreement, as may be required by the Employer to be signed, from time to time.

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(d)	If you are uncertain about whether information is Confidential Information, you must immediately ask your supervisor or the Employer. Until you receive an answer, you must treat that information as Confidential Information.

(e)	Upon the termination of your employment with the Employer, you must not:

(1)	represent yourself as being in any way connected with or interested in the business of the Employer; or

(2)	at any time without the written authority of the Employer, divulge to any person any information in connection with the Employer or any of the businesses or customers or Clients of the Employer which you may have acquired during your employment.

(f)	You acknowledge that a breach of this clause may cause the Employer or any Related Entity (whichever is applicable) irreparable damage for which monetary damages would not be an adequate remedy. Accordingly, in addition to other remedies, the Employer or any Related Entity (whichever is applicable) may seek and obtain injunctive relief against such a breach or threatened breach.

(g)	You will fully indemnify the Employer in respect of any and all loss, damage, claims, liability, cost and expenses, of any kind, suffered or incurred by the Employer as a result of your breach of this clause, in any way, including, but not limited to, any disclosure by you of any Confidential Information to any Person(s), other than is authorised under these Terms.

3.6	Secrecy

To the extent permitted by law, you agree not to disclose the content of these Terms (other than the remuneration provisions) to any third party whatsoever except for the purpose of obtaining legal advice or compliance with the obligations of a party under any legislation.

3.7	Media and other communications

Unless expressly authorised by the Employer in writing you are prohibited from dealing with the media of whatever kind and are not authorised to give details regarding the Employer or its operations.

3.8	Monitoring and surveillance/Information technology

As a condition of using the Employer’s communication and information technology systems you consent to the Employer carrying out continuous monitoring, recording and surveillance of all communications, and all use of, information technology systems and electronic resources (including telephone conversations, emails and internet access) in the course of your employment and when using resources of the Employer outside work.

3.9	Pecuniary interests

You must not have any direct or indirect pecuniary interests that would in the reasonable opinion of the Employer in any way compromise the performance of your duties under these Terms. In particular, you must not hold any position for monetary or other reward which would conflict with your responsibilities to the Employer or cause loss, detriment or embarrassment to the Employer.

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3.10	Ability to perform duties

(a)	You warrant to the Employer that there are no limitations on your ability to fully perform all of your duties and responsibilities for the Employer, including limitations arising from any medical restrictions or any prior employment.

(b)	You warrant to the Employer that you are able to perform the physical requirements and any other inherent requirements of the position. You consent to providing the Employer with all information (in writing and prior to signing these Terms) regarding any medical restrictions that may affect your ability to perform the position. The purpose of the Employer obtaining this information is to determine that you are able to safely perform the duties of this position and other related purposes.

(c)	You warrant to the Employer that you will not breach continuing obligations arising from any prior employment in the performance of your duties and responsibilities for the Employer, including confidentiality obligations.

(d)	You warrant to the Employer that any information provided by you to the Employer prior to signing these Terms is true and correct to the best of your knowledge.

(e)	Any breach of the provisions contained in this clause will constitute grounds for immediate termination of your employment.

3.11	Work rights

Your ongoing employment is conditional on you having the right to work in Australia at all times during your employment. The Employer may require you to provide documents evidencing your right to work in Australia.

3.12	Medical examination

(a)	If you suffer from or the Employer reasonably believes that you suffer from an illness or injury of any type and the Employer believes that work health and safety risks may arise as a result of you performing work, the Employer may require you to attend a medical examination to determine the extent of such risks (if any).

(b)	You consent to the doctor conducting such a medical examination and providing a medical report and any other information to the Employer. You also agree to sign any medical authority that a medical practitioner may require before releasing information to the Employer.

4.	Employee Benefits

4.1	Annual leave

(a)	You are entitled to annual leave in accordance with the relevant legislation and any applicable modern award (if any).

(b)	Annual leave may be taken for a period agreed between you and the Employer.

(c)	The Employer may not grant annual leave during peak business times, and you agree that any refusal by the Employer to grant you leave during these times is reasonable.

(d)	The Employer may require you to take paid annual leave in particular circumstances, including during all or part of any annual shutdown period of the Employer.

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4.2	Long service leave

You are entitled to long service leave in accordance with the relevant legislation.

4.3	Paid personal/carers leave (including sick leave)

(a)	You are entitled to paid personal/carers leave (including sick leave) in accordance with the relevant legislation, and the policies and procedures of the Employer. Currently, that entitlement is ten (10) days for each year of service (which accrues progressively during a year of service according to your ordinary hours of work).

(b)	If you have not used all of your allowed personal leave and if you are absent from work on account of personal illness or on account of injury by accident you shall be entitled to leave of absence without deduction of pay subject to the following conditions and limitations:

(1)	you shall not be entitled to paid leave of absence for any period in respect of which you are entitled to worker’s compensation payments;

(2)	you shall as soon as reasonably practicable and prior to the ordinary hours of the first day or shift of such absence, telephone the Employer to advise of your inability to attend for duty and as far as practicable state the nature of the injury or illness and the estimated duration of the absence; and

(3)	you must prove to the satisfaction of the Employer that you were unable on account of such illness or injury to attend for duty on the day or days for which sick leave is claimed.

(c)	If you have exhausted your paid personal leave entitlements under this clause and you comply with the relevant statutory notice requirements, you are entitled to an additional two days’ unpaid carer’s leave per occasion in the event of illness or injury of, or an unexpected emergency affecting, an immediate family member or member of your household. The two days’ unpaid carer’s leave must be taken consecutively unless otherwise agreed between you and the Employer.

(d)	If you need (or needed) to take personal leave (paid or unpaid) in accordance with this clause, you must notify the Employer of the need as soon as practicable. The Employer reserves the right to require you to submit a medical certificate or statutory declaration for any personal leave you take (paid or unpaid) in accordance with the relevant legislation as amended from time to time.

(e)	For the purpose of this employment contract, immediate family means your spouse (including former, defacto and former defacto) or child, parent, grandparent, grandchild or sibling of you or your spouse.

(f)	For the avoidance of any doubt, you are not entitled to be paid out any accrued but untaken personal/carer’s leave on termination of your employment with the Employer.

4.4	Parental leave and compassionate leave

The Employer will grant parental leave and compassionate leave in accordance with the relevant legislation, and the policies and procedures of the Employer.

4.5	Community service leave

You will be entitled to community service leave in accordance with the relevant legislation as amended from time to time.

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4.6	Family and domestic violence leave

You will be entitled to paid family and domestic violence leave in accordance with the relevant legislation as amended from time to time.

4.7	Public holidays

(a)	You are entitled to all public holidays as proclaimed without loss of pay, where the public holiday falls on a day on which you would normally be required to work.

(b)	Where there is a need for work to be performed on a public holiday, the Company may request that you attend work. You may only refuse the request if you have reasonable grounds for doing so.

5.	Remuneration

5.1	All entitlements included

(a)	You acknowledge and agree that the totality of the remuneration payable under these Terms, however described (Total Remuneration) compensates you for all work performed and includes all payments and benefits the Employer is legally obliged to provide.

(b)	You acknowledge that your Total Remuneration is inclusive of a basic rate of pay that is at least equal to the minimum rate under a modern award or the national minimum wage, whichever is applicable to you, for each hour worked including but not limited to, reasonable additional hours, entitlements to payment on breaks, overtime rates, loadings (including but not limited to annual leave loading and shift loading), penalty rates, allowances and any other entitlement which may be or become due to you under any relevant modern award, industrial agreement or statute that may apply to you.

(c)	For the avoidance of any doubt, the Total Remuneration is specifically set-off against, applies to and absorbs any minimum entitlements or other benefits that you are or may become entitled to for work performed during any and all pay periods, including but not limited to, any minimum wages or pay rates, entitlements to payment on breaks, overtime rates, loadings (including but not limited to annual leave loading and shift loading), penalty rates, allowances and any other entitlement which may be or become due to you under any relevant modern award, industrial agreement or statute that may apply to you.

(d)	If at any time you are entitled to any payment or other benefit as a consequence of the employment, whether under any relevant modern award, industrial agreement or statute, you agree that the payment or benefit is calculated at the applicable minimum rate of pay in the industrial agreement, any relevant modern award or statute.

(e)	You will not be paid less than the amount that you would otherwise be entitled to receive under any applicable modern award, industrial agreement or statute.

5.2	Expenses

You shall be entitled to reimbursement of such expenses that are incurred by you, with the prior written consent of the Employer, in performing your duties under these Terms. For the avoidance of any doubt, evidence of such expenses (such as original receipts) is required before any reimbursement will be made to you.

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5.3	Salary sacrifice

Subject to any legal requirements, you may request to salary sacrifice a portion of your pre-tax Total Remuneration including, for example, by requesting that the Employer pays a portion of your pre-tax Remuneration into your nominated superannuation fund or applies it against payments for a motor vehicle.

6.	Ending (Terminating) the Employment

6.1	By the Employee

You may terminate your employment with the Employer by giving three (3) months notice in writing to the Employer.

6.2	By the Employer upon giving notice

(a)	The Employer may terminate your employment by giving three (3) months notice in writing or payment in lieu of notice.

6.3	By the Employer for proper cause

(a)	The Employer may terminate these Terms at any time without prior notice if you:

(1)	commit any serious or persistent breach of any of the provisions of these Terms;

(2)	are guilty of any serious misconduct or wilful neglect in the discharge of your duties;

(3)	become of unsound mind;

(4)	are convicted of any criminal offence other than an offence which in the reasonable opinion of the Employer does not affect your position as employee of the Employer;

(5)	breach the alcohol and drug policy of the Employer while performing your duties; or

(6)	do anything which would justify summary dismissal at common law.

(b)	Serious misconduct for the purposes of clause 6.3(a)(2) which will result in instant dismissal includes any of the following:

(1)	physical violence or fighting, provoked or otherwise;

(2)	wilful misuse of or damage to the property of the Employer;

(3)	failure to observe safety rules;

(4)	unauthorised possession of the property of the Employer;

(5)	possession, consumption or being under the influence of illicit drugs on or off the premises of the Employer during working hours including meal breaks;

(6)	refusal to perform work assigned in accordance with your Job Description, unless such refusal is lawful;

(7)	serious breaches of the policies of the Employer;

(8)	wilful disobedience;

(9)	abandonment of employment;

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(10)	dishonesty;

(11)	sexual harassment;

(12)	criminal conduct whether inside or outside the workplace;

(13)	being convicted with a serious criminal offence, resulting in a custodial sentence;

(14)	any conduct, which results in serious physical harm to a fellow employee, customer, Client, third party or agent of the Employer;

(15)	engaging in deliberate conduct which has the potential, in the opinion of the Employer, to seriously compromise in any way the safety of any employees, customers, Client, third parties or agents of the Employer;

(16)	any wilful conduct, actions or communications which are likely to materially damage the business or the reputation of the Employer or the reputation of any officer of the Employer including making any such written or verbal communication or statement by a medium including radio, television, internet, chat room, email, website or otherwise; and

(17)	use or conversion for your own benefit of any money, information or property belonging to the Employer or any of its customers, or assist any others in such behaviour.

6.4	Stand down

(a)	The Employer has the right to stand you down without pay for any day you cannot do your usual work for any reason, including any strike, breakdown in machinery or circumstances outside the Employer’s control such as pandemics or other natural disasters.

6.5	Suspension

(a)	The Employer may suspend you, with or without pay, while investigating any matter that the Employer reasonably believes could lead to the Employer exercising its rights to terminate your employment or taking other disciplinary action against you.

(b)	During any period of suspension, the Employer is not required to provide you with any work, and the Employer may:

(1)	restrict your access to the Employer’s premises;

(2)	require you to return any property of the Employer, including any Confidential Information;

(3)	restrict your ability to access the Employer’s computer systems; and/or

(4)	require that you have no access or contact with the Employer’s Clients, suppliers or employees.

6.6	Documents and other property of the Employer

(a)	Upon termination of your employment (regardless of the reason for the termination) without any further demand, you must deliver to the Employer or any Related Entity, or its authorised representative:

(1)	all computer discs, tapes, documents, records, notebooks, and similar repositories of Confidential Information, in your possession or control relating in any way to any Confidential Information, trade secrets, or the business or affairs of the Employer or any Related Entity; and

(2)	any property of the Employer or any Related Entity, to which the Employer or any Related Entity has an entitlement to possession.

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(b)	You are not entitled to retain a copy of a document referred to in clause 6.6(a).

(c)	If you have in your possession information or data belonging to the Employer or any Related Entity which is recorded on any computer, mobile phone or any medium such that it is not capable of delivery to the Employer, or any Related Entity, you must advise the Employer of that fact and, subject to the right of the Employer or any Related Entity to obtain a copy of that information or data, erase that information or data so that it cannot be accessed, retrieved or reconstructed.

(d)	You must provide to the Employer reasonable access to the devices outlined in clause 6.6(c) for the Company to confirm that all property of the Employer and confidential information has been removed or deleted.

6.7	Resignation of directorships

(a)	If on the termination of your employment you are a director or other officer of the Employer or another Related Entity you must resign as a director or officer of that Employer or Related Entity as soon as practicable after the termination of your employment.

(b)	You irrevocably appoint the Secretary of the Employer, or any other employee nominated by the Employer or the Related Entities, as attorney to sign any documents required to give effect to your resignation from your position as director or officer as described in clause 6.7(a).

(c)	If your employment is terminated and you resign as a director or other officer, as contemplated in clause 6.7(a), you have no entitlement to any compensation for the loss of that office.

(d)	In the event the Company fails to process your resignation within 14 days, The Company irrevocably appoints you as its attorney to sign any documents required to give effect to your resignation from your position as director or officer as described in clause 6.7(a), and the appointment of the Chief Executive Officer or Company Secretary or other such member of the Board to replace your role as director or other officer.

6.8	Authorised deductions

(a)	If you receive a remuneration payment in excess of the amount owing to you in any one pay period, you authorise the Employer to make appropriate deductions from your remuneration payment in the next pay period or agreed number of pay periods immediately following discovery of overpayment.

(b)	The Employer may deduct from any amounts owing to you on termination of your employment:

(1)	any amounts whatsoever owing by you to the Employer from time to time;

(2)	any compensation for unreturned property of the Employer or any Related Entity; and

(3)	if you fail to give the required notice of termination under these Terms, the amount that you would have been paid in respect of the period of notice less any period of notice actually given by you.

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(c)	You acknowledge and agree that any such deductions are at your direction, are reasonable and are principally for your benefit.

(d)	You agree to execute any such document provided by the Employer from time to time to give effect to this clause including in respect of authorising any such deductions at termination of your employment, or otherwise.

6.9	Non disparagement and representations

Following the termination of your employment for any reason, you agree not to:

(a)	make representations that you are in any way connected with the business of the Employer or any Related Entity; and

(b)	disparage the Employer or any Related Entity and any directors, managers or employees of the Employer or any Related Entity, in any way, whatsoever.

6.10	Gardening leave

(a)	If at any time either party gives notice of termination pursuant to these Terms, the Employer may, in its absolute discretion, modify your employment arrangements.

(b)	Where such modification occurs, during the notice period you:

(1)	may be required to perform duties which are different to those which you were required to perform during your employment, provided that you have the necessary skill and competence to perform the duties;

(2)	require you to work through all or part of your notice period;

(3)	elect to make payment in lieu of all or part of your notice period;

(4)	may be required to perform no duties at all;

(5)	may be required not to attend the premises of the Employer, unless expressly requested to do so;

(6)	may be required not to have dealings with any customers or Clients of the Employer;

(7)	agree to be reasonably available to the Employer;

(8)	will remain an employee of the Employer.

(c)	If you fail to provide the Employer with the required period of notice, the Employer may withhold any payments due to you on termination of your employment to a maximum amount permitted by an applicable modern award or otherwise equivalent to what you would have received had you worked the non-completed part of the required notice period.

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7.	Restrictive Covenants after Termination of Employment

7.1	Post termination restraint and non compete

(a)	You undertake and agree that you will not at any time during the Restraint Period:

(1)	directly or indirectly approach, canvass, solicit or endeavour to entice away from the Employer or a Related Entity (including through the use of Social Media), the business or custom of any Restrained Client;

(2)	perform any work or provide any services performed by you in the twelve (12) months preceding the date of termination of your employment for, or on behalf of any Restrained Client;

(3)	directly or indirectly solicit, induce or encourage any Restrained Client (including through the use of Social Media), to terminate or to not renew any business relationship, contract or arrangement that Person has with the Employer or a Related Entity;

(4)	directly or indirectly, induce or encourage any director or employee of, or consultant to, the Employer or a Related Entity (including through the use of Social Media), to terminate or to not renew any business relationship, contract or arrangement that Person has with the Employer or a Related Entity whether or not that Person would commit a breach of that Person’s contract;

(5)	without prior written consent of the Employer directly or indirectly carry on or be engaged, concerned with or interested whether as a shareholder, director, employee, partner, joint venture participant, principal, agent, trustee, consultant, unitholder or otherwise involved in carrying on any business for a Competitor, within the Restraint Area; or

(6)	counsel, procure or otherwise assist any person to do any of the acts referred to in subclauses 7.1(a)(1)-(5) above.

(b)	You acknowledge and agree that:

(1)	Each of the covenants made by you in clause 7.1(a) constitutes a separate and independent restraint imposed on you under these Terms.

(2)	Should any of the covenants made by you in clause 7.1(a) be, or become, unenforceable, that does not affect the validity or enforceability of the other covenants made under clause 7.1(a).

(3)	Damages may be inadequate compensation for breach of the obligations contained in this clause and, subject to the Court’s discretion, the Employer may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of this clause.

(c)	The restraints in clause 7.1(a) are reasonable and necessary to protect the Employer’s legitimate business interests, including the preservation of its Restrained Client relationships, the goodwill of its business and its Confidential Information.

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7.2	Damages for restraint

(a)	Should you breach the provisions of clause 7.1 with respect to competition, then you agree and irrevocably acknowledge that the damages payable by you to the Employer:

(1)	include damages assessed in accordance with clause 7.2(b); and

(2)	that such damages represent a genuine pre-estimate of the loss which will be suffered by the Employer as a result of such a breach.

(b)	Damages payable by you upon breach of the provisions of clause 7.1 shall include:

(1)	where the Employer has been instructed by the Restrained Client before the breach over a period exceeding twelve (12) months then for an amount equivalent to 75% of the net fees in accounts or services rendered by the Employer for or in respect of that Restrained Client in the twelve (12) months preceding the date upon which you received instructions to act for the Restrained Client; and

(2)	where the Employer has been instructed by the Restrained Client before the breach over a period not exceeding twelve (12) months then for an amount which in the opinion of the Employer would have been 75% of the amount of net fees in accounts or services rendered by the Employer for or in respect of that Restrained Client in the twelve (12) months preceding the date upon which you received instructions to act for the Restrained Client having regard to the Restrained Client and its/his/her business and the circumstances of the instructions.

7.3	Definitions

In this clause 7:

(a)	Restrained Client means any Person:

(1)	who is or has been a Client, adviser, or customer of the Employer or a Related Entity within twelve (12) months immediately preceding the date of termination of your employment with the Employer and with whom you have had personal contact or dealings (or with whom a person reporting to you has had personal contact or dealings) at any time during the twelve (12) months preceding the date of termination of your employment with the Employer;

(2)	with whom you have had discussions on behalf of the Employer or a Related Entity, whether concluded or unconcluded, at any time during the twelve (12) months preceding the date of termination of your employment with the Employer, with a view to that Person receiving products or services from the Employer;

(3)	who has entered into a joint venture agreement with the Employer or a Related Entity regardless of whether you have had personal contact or dealings with that Person at any time during your employment with the Employer; or

(4)	who has a contractual relationship with the Employer or a Related Entity which in any way benefits the Employer or a Related Entity.

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(b)	Restraint Area means:

(1)	Australia, or if that area is decided by a court to be unenforceable then;

(2)	New South Wales, or if that area is decided by a court to be unenforceable, then,

(3)	Greater metropolitan region of Sydney.

(c)	Restraint Period means:

(1)	twelve (12) months commencing on the date of termination of your employment with the Employer, or if that period is decided by a court to be unenforceable, then;

(2)	nine (9) months commencing on the date of termination of your employment with the Employer, or if that period is decided by a court to be unenforceable, then;

(3)	six (6) months commencing on the date of termination of your employment with the Employer, or if that period is decided by a court to be unenforceable, then;

(4)	three (3) months commencing on the date of termination of your employment with the Employer.

8.	Ownership of Intellectual Property

8.1	Ownership of Intellectual Property

(a)	Intellectual Property includes Confidential Information, trade marks, patents, copyright, creations, concepts, formulations, designs, slogans, promotions, techniques, processes, frameworks, diagrams, thinking structures, protocols, models, know-how and other intellectual property rights. It includes all property rights in, or relating to, any information, data, discovery, improvement, design, invention, documentation, business method, computer programming method, software, new or modified procedures or developments or similar and other non-physical property.

(b)	The Employer owns all Intellectual Property that you may discover, produce or conceive which is related in any way to the Employer’s business (whether or not it can be patented, can be subject to copyright or can be protected in any other way). This includes Intellectual Property discovered, produced or conceived:

(1)	during employment (whether or not it is during office hours or on the Employer’s premises);

(2)	after employment has terminated, if it is based on something you worked on or became aware of while employed by the Employer;

(3)	by using the Employer’s Confidential Information or its resources.

(c)	You give up any claim to that Intellectual Property and irrevocably assign it to the Employer. You agree to sign and execute all documents and give the Employer any assistance and information required to assign ownership of Intellectual Property in any part of the world for the Employer’s exclusive benefit.

(d)	You appoint the Employer as your attorney to do anything you are required to do under this clause.

(e)	You must notify the Employer in writing of any Intellectual Property covered in clause 8.1(b) as and when developed so that the Employer can take the necessary steps to protect its rights in that Intellectual Property.

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(f)	You will return all originals and copies of information to the Employer, including design, documentation, software and material relating to any Intellectual Property, at the Employer’s request or when your employment ends. You must destroy any copies that you cannot return. You agree to confirm in writing that you have complied with this provision.

(g)	These Intellectual Property provisions apply both during and after the employment relationship ends.

8.2	Moral Rights

(a)	You waive any Moral Rights you have to any Intellectual Property referred to in clause 8.1(a) and (b).

(b)	You warrant that you have given this consent and undertaking genuinely and without being subjected to any duress by the Employer or any third party, and without relying on any representations other than those expressly set out in these Terms.

9.	Privacy

(a)	You consent to the Employer collecting, using and disclosing your personal information, as defined in the Privacy Act 1988 (Cth), for any purpose relating to your employment.

(b)	You consent to the Employer disclosing your personal information to third parties where necessary for reasons relating to your employment or the conduct and administration of the Employer’s business. Third parties may include the Australian Tax Office, Australian Securities and Investments Commission, superannuation fund trustees and administrators, the Employer’s financial and legal advisers and law enforcement bodies. A third party may also be another company within the corporate group of which the Employer is a member.

10.	Policies

(a)	Policies may be updated, varied or amended by the Employer from time to time.

(b)	You must comply with the duties and obligations imposed on you under all Policies during your employment, including under a Policy that is updated, varied or amended.

(c)	Consequences of a breach of a Policy by you may constitute serious misconduct and may result in disciplinary action up to and including termination of your employment.

(d)	You acknowledge that;

(1)	no Policy forms part of these Terms unless expressly agreed in writing between you and the Employer; and

(2)	this clause is not intended to create any binding obligations on the Employer to provide you with any benefits conferred on you under any Policy.

(e)	In the event of any inconsistency between these Terms and a Policy, these Terms will prevail to the extent of the inconsistency.

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11.	Social Media

(a)	During your participation in Social Media activity in your personal time you must not make reference to your employment or association with the Employer or make comments or include content about the Employer. You will be held responsible for your conduct online if in the opinion of the Employer your conduct online harms the reputation or interests of the Employer or has the potential to harm the reputation or interests of the Employer.

(b)	You authorise, acknowledge, consent and agree:

(1)	to assign (and agree to assign) to the Employer from time to time throughout your employment, ownership of any Social Media account (including LinkedIn and Facebook) registered in your name for the benefit of the Employer and operated by you, which involves the use of the Employer’s information technology resources (including computers, networks or smart phones);

(2)	to submit to, and cooperate with, any audit conducted by the Employer of any Social Media accounts operated by you (such as LinkedIn and Facebook), either registered in the Employer’s name and/or your name but only for the Employers benefit, including by delivering to the Employer or its authorised representative, without any further demand, any and all usernames and passwords associated with any such Social Media account, where the Employer has reasonable grounds for suspecting that any applicable law, policy of the Employer or these Terms, is being, or has been, breached (Audit);

(3)	deliver to the Employer or its authorised representative, without any further demand, any and all usernames and passwords associated with any Social Media accounts operated by you on behalf of the Employer (such as LinkedIn and Facebook), and registered in the Employer’s name and/or your name for the Employers Benefit, (where it involves the use of the Employer’s information technology resources (including computers, networks or smart phones)), upon termination of your employment (regardless of the reason of the termination), for the purpose of conducting an Audit;

(4)	that the post-termination and non-compete obligations set out in clause 7 apply equally to any conduct or threatened conduct by you on Social Media, including contact through Social Media.

12.	Survival

For the avoidance of doubt, any clause which by its nature is intended to survive termination of your employment survives termination of your employment and these Terms, including clause 3, 5, 6, 7, 8, and 11.

13.	Applicable Law

The Employer is required to observe certain minimum employment entitlements, including those arising under any modern award (if applicable). However, even though reference is made to certain award-related and legislative entitlements throughout the Terms and the Letter of Offer, no modern award, nor any other applicable industrial instrument or legislation (if applicable), are incorporated into these Terms.

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14.	Complying with Terms, Rules, Regulations and Legal Requirements

(a)	These Terms will apply to your employment with the Employer whether you sign these Terms or not.

(b)	The Employer reserves the right to update these Terms from time to time and subject to your acceptance, the updated Terms will apply to your employment with the Employer. You should ensure that you regularly read and understand the current version of the Terms. Contact your manager to gain access to the Terms.

(c)	You must abide by all rules, regulations and legal requirements of the Employer. To safeguard against breaching this requirement, you should read and review the relevant policy and procedures manual and operating guidelines regularly, and if still in doubt you should seek the advice of your manager.

15.	General

(a)	These Terms constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

(b)	These Terms are governed by the law in force in New South Wales.

(c)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction.

(d)	A party may exercise a right, power or remedy at its discretion and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. Further, a waiver of a right under these Terms does not prevent the exercise of any other right.

(e)	If a court decides that part of these Terms is invalid or unenforceable, that part of the Terms will be modified (if possible) so that it is enforceable. If that part cannot be modified, it will be severed and the rest of the Terms will continue to operate.

(f)	The Parent Company unconditionally and irrevocably guarantees the due and punctual:

(1)	performance and observance by the Employer of all Guaranteed Obligations; and

(2)	payment by the Employer of any money.

(g)	If a breach occurs and is subsisting, the Parent Company will on demand made on it by the Employee:

(1)	duly and punctually perform the Guaranteed Obligations; and

(2)	duly and punctually pay to the Employee any money.

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(h)	The Employee is not required to:

(1)	take any steps to enforce its rights under these Terms; or

(2)	incur any expense or make any payment,

(3)	before enforcing its rights against the Parent Company under these Terms.

(i)	If you are a new employee, you acknowledge receipt from the Employer of a Fair Work Information Statement. However, the Fair Work Information Statement does not form part of these Terms.

16.	Definitions

Unless the context otherwise requires:

(a)	Client means any Person, contractor, firm, unit trust or company or other organisation which at any time during the continuance of your employment was a client, referrer of clients, supplier, adviser or customer of the Employer or a Related Entity.

(b)	Competitor means any business which sells, markets, supplies or otherwise promotes goods or services the same as or substantially similar to those sold, marketed, supplied or otherwise promoted by the Employer or a Related Entity, either now or in the future.

(c)	Confidential Information includes all information of the Employer which has been specifically designated as confidential by the Employer, any patents (actual or pending), all trade secrets, formulas, designs and the like relating to the business affairs of the Employer, or any of its related entities, or any of their customers or clients or suppliers, or any person whose confidential information you access or obtain as a result of your employment. Without limitation, this includes any information concerning confidential know-how, clients lists, customer lists, supplier lists, information about tenders and proposals, information about products and services in development, business plans, sales plans, marketing plans, administration files, accounts, prospects, research, management, financing, products, inventions, designs, suppliers, clients, customers, management information systems, computer systems, processes and any data base, data surveys, specifications, drawings, records, reports, software or other documents, material or other information whether in writing or otherwise of or concerning the Employer, or any of its related entities, or any of their clients, customers or suppliers to which you have had access. This also includes any confidential information which you obtain for or from any third party under the terms of any confidentiality agreement, and any other information which relates to the commercial and financial activities of the Employer, the unauthorised disclosure of administration matters which would embarrass, harm or prejudice the Employer but does not extend to information already in the public domain unless such information arrived there by unauthorised means.

(d)	Employer means SharonAI Pty Ltd (ACN 645 215 194).

(e)	Guaranteed Obligations means every obligation on the part of the Employer (whether alone or not) which at any time arises under or in connection with these Terms including the payment or reimbursement of any costs, expenses, liabilities, losses or damages.

(f)	Job Description means any document or description given by the Employer which details without limitation the work or collection of duties and tasks that may comprise the day-to-day functions of your role and may be varied by the Employer from time to time in its absolute discretion.

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(g)	Letter of Offer means the letter from the Employer to you dated 01/07/24 attached to the Terms.

(h)	Liquidity Event means:

(1)	a successful initial public offering of shares in the Employer; and/or

(2)	the entry by the shareholders of the Employer into an unconditional contract for a trade sale of all of the assets of the Employer.

(i)	Listing Event means the admission of the entire share capital of the Employer, or any special purpose vehicle incorporated for that purpose, to the official list of the Stock Exchange.

(j)	Moral Rights has the meaning given to it in the Copyright Right Act 1968 (Cth) as amended from time to time.

(k)	Parent Company means SharonAI Inc or any subsequent parent company

(l)	Person means any person, firm, unit trust, partnership, company or other organisation.

(m)	Policy means any policy, employee handbook, practice or guideline of the Employer, whether extracted in these Terms or not, and as varied or amended from time to time by the Employer.

(n)	Related Body Corporate means any body corporate which is deemed to be related to the Employer by virtue of section 9 of the Corporations Act 2001 (Cth).

(o)	Related Entities means any entity connected with the Employer by an interest in a common economic enterprise, including the Parent Company, a Related Body Corporate of the Employer and Related Entity means any one of them;

(p)	Social Media means internet-based sites and services, including but not limited to, blogging and micro blogging websites such as Twitter; social networking sites such as Facebook and Instagram; professional networking sites such as LinkedIn; video and photo sharing websites such as YouTube, Instagram and Flickr; forums and discussion boards such as Google Groups and any other internet-based sites and services that would reasonably fall within the common understanding of the umbrella term “Social Media”, including as they develop in the future.

(q)	Stock Exchange means the Australian Stock Exchange Limited or any recognised stock exchange approved by the Majority Shareholder.

(r)	Terms means the contract of employment constituted by these terms and conditions of employment and the Letter of Offer, as amended or updated from time to time.